Exhibit 23.1

Consent of Independent Certified Public Accountants

We hereby consent to the inclusion in this Annual Report on Form 10-KSB of our report dated January 17, 2007 on the consolidated financial statements of Convergence Ethanol, Inc. and to the incorporation by reference of such report into the Registrant’s Registration Statement on Form S-8 (SEC File No. 333-120758).

KABANI & COMPANY, INC.

Los Angeles, California
January 17, 2007